Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 884-0185
(650) 306-1650

LANDEC CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2004 RESULTS

MENLO PARK, CA – October 1, 2003 – Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the first quarter ended August 31, 2003.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $41.8 million versus revenues of $44.8 million for the same period a year ago.  The Company reported a net loss for the quarter of $624,000 or $0.03 per diluted share compared to a net loss of $608,000, or $0.04 per diluted share, for the same period last year.

The quarter results reflect the Company’s decision to exit its domestic commodity vegetable business which culminated in the sale of that business in June 2003.  In the first quarter ended August 31, 2003, revenues and gross profits from selling domestic commodity vegetable products were $1.6 million and $523,000, respectively, compared to $5.0 million and $891,000, respectively, for the same period last year.

“The results for the first quarter are in line with achieving our goals of continuing to grow Apio’s technology-based specialty packaging produce business, while at the same time continuing to reduce Company-wide operating costs,” commented Gary Steele, President and CEO of Landec. “The results are also in line with our guidance for fiscal year 2004, for which, reflecting our business seasonality, we expect that the first half of the year should show losses, and the second half and the full year are expected to be profitable.”

“During the first quarter, sales of our value-added specialty packaging vegetable products grew to $22.3 million compared to $18.8 million in the same period last year,” stated Steele.  “Notably, our Eat Smart® 12-ounce specialty packaged retail product line grew 35% during the first quarter compared to the same period last year and our Eat Smart party tray product line nearly doubled compared to the same period last year.  According to A.C. Nielsen, Apio became the number one supplier of vegetable party trays to retail grocery stores in the United States, capturing over 23% of the total vegetable party tray market.  This was based on sales reported for retail grocery stores with average annual revenues over $2 million during the three months ended June 2003.”

“The net loss for the quarter was comparable to the same period a year ago and reflects several offsetting increases and decreases.  Items lowering the net loss include: (1) a $590,000 increase in gross profits from our value-added specialty packaging vegetable products as a result of increased sales and product mix changes, (2) an $897,000 Company-wide reduction in selling, general and administrative expenses and (3) a $160,000 reduction in interest expenses.  These decreases in the net loss were offset by: (1) a $312,000 reduction in service revenue gross profits due primarily to the Company exiting its domestic commodity vegetable activities in June 2003, (2) planned increase in operating investments of $185,000 in our banana program and (3) expected decreases in licensing and research and development gross profits of $735,000.  In addition, during the three months ended September 1, 2002, the Company sold its fruit processing facility and recognized a gain of $436,000, which is included in other income in the statements of operations,” continued Steele.

“As announced during our  conference call in June, we have entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh-cut produce under the Dole® brand in the United States.  This agreement should expand Apio’s presence in the fresh-cut vegetable category, through the sales and distribution of both the Dole brand and our existing Eat Smart brand.  We are in the process of launching our Dole branded pre-cut vegetable products, and examples of the products and packaging designs will be displayed at the Produce Marketing Association (PMA) Fresh Summit Convention October 19-21, 2003,” added Steele.

“For the banana technology program, our R&D and trial work is currently focused on retail market trials, which began last month, and on developing new package sizes for customers that will allow bananas to be sold in ways that are unique to the industry,” stated Steele.

                Commenting on the financial condition of the Company, Steele said, “During the first quarter ended August 31, 2003, we continued to pay down debt.  We reduced our debt from $13.5 million at May 25, 2003 to $12.9 million at the end of the first quarter of fiscal year 2004.  The cash increase of $671,000 during the quarter was primarily due to (a) net cash provided from operations of $1.2 million, and (b) a $657,000 reduction in restricted cash, partially offset by (a) the purchase of $689,000 of property, plant and equipment, and (b) the net reduction of debt of $606,000.  As of August 31, 2003, we had availability under our lines of credit of $5.9 million. In addition, $1.7 million of restricted cash should become available for use within the next seven months as we pay off a capital lease and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.  The significant decreases in accounts receivable and grower payables are directly attributable to the Company exiting the selling of domestic commodity vegetable products.”

                “We have four primary objectives for our fiscal year ending May 30, 2004: (1) continue to grow our food and ag technology revenues, (2) increase profits, (3) commercially launch our banana packaging technology for retail applications and, (4) continue to strengthen our balance sheet.  Based on our first quarter results, we are on our way to achieving each of these goals,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer® polymers solutions are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to developing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the last twelve months, Apio has introduced ten new value-added produce product offerings.  In addition, Apio has expanded its retail and club store presence to nearly 9,900 stores, an increase of 1,200 stores during the same time period.

The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value added products that bring real differentiation to retailers and to growers.  As a result, Apio’s Eat Smart products using our proprietary specialty packaging grew to 55% of Apio’s revenues during the first quarter from 48% during the same period last year.

In addition, during the first quarter, Apio continued to grow its value-added business.  The three fastest-growing product lines, which include party trays, iceless case liner products and 12-ounce retail packages, collectively grew nearly 50% compared to the same period of the prior year.

Landec Ag’s Intellicoat® Seed Coating Product Sales Accelerate

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant™ hybrid corn during 2003.  Early Plant hybrid corn joins the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay™ Intercropping of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar™ product line, introduced in 2000, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant hybrid corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature. Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur. Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant hybrid corn increased three-fold to over 40,000 acres in the spring of 2003 from 13,000 acres in 2002, and early indications are that the acres to be planted in the spring of 2004 could more than double the acres planted in 2003.

In 2002 Early Plant corn trials, when comparing Intellicoat coated corn seeds to uncoated corn seeds, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential. In 2003, Landec Ag commercially launched its Intellicoat Early Plant corn seed coating technology using Fielder’s Choice Direct brand of hybrid seed corn and using brands of two regional seed companies.  In addition, 34 U.S. seed companies are conducting separate evaluations of the Intellicoat Early Plant hybrid corn technology on their own hybrids during 2003, up from eight seed companies conducting similar trials last year.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is already being used by 30 major seed companies in the production of hybrid seed corn.  This product line has been planted on over 60,000 acres in 2003 which is comparable to 2002.  In addition, Landec Ag has entered into a joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, that will make Pollinator Plus coatings available to the European Union market starting this fiscal year.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC™, which is supported by its sophisticated telephonic and electronic call center.

Landec First Quarter 2004 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, October 2, 2003, during which senior management of Landec will present an overview of results for the first quarter and outlook for the rest of fiscal year 2004.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (800) 283-1693 or (703) 736-7227 at least 5 minutes prior to the start. A replay of the call will be available through Thursday, October 9th by calling (888) 266-2081 or (703) 925-2533, code #6376538.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, the uncertainty related to the integration of new business acquisitions, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2003. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	August 31,	May 25,
	2003	2003
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$4,370	$3,699
Restricted cash	1,725	2,382
Accounts receivable, net	10,610	17,313
Inventory	12,970	11,716
Investment in farming activities	78	50
Notes and advances receivable	1,682	2,395
Prepaid expenses and other current assets	2,093	1,614
Total Current Assets	33,528	39,169

Property and equipment, net	18,229	18,511
Intangible assets, net	37,725	37,826
Other assets	1,458	1,381
	$90,940	$96,887

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$13,656	$14,010
Grower payables	92	3,796
Accrued compensation	895	1,223
Other accrued liabilities	3,248	3,931
Deferred revenue	874	719
Lines of credit	7,375	7,244
Current maturities of long term debt	1,980	2,375
Total Current Liabilities	28,120	33,298

Non-current portion of long term debt	3,533	3,875
Other non-current liabilities	703	760
Minority interest	1,190	1,051

Shareholders’ Equity:
Convertible preferred stock	5,618	5,531
Common stock	110,241	110,100
Accumulated deficit	(58,465)	(57,728)
Total Shareholders’ Equity	57,394	57,903
	$90,940	$96,887

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

	Three Months Ended
	August 31,	September 1,
	2003	2002
Revenues:	(unaudited)	(unaudited)
Product sales	38,827	37,674
Services revenues	2,837	6,147
License fees	22	653
Research, development, and royalty revenues	117	353
Total revenues	41,803	44,827

Cost of revenue:
Cost of product sales	33,891	33,508
Cost of services revenues	1,830	4,828
Total cost of revenue	35,721	38,336

Gross profit	6,082	6,491

Operating costs and expenses:
Research and development	921	834
Selling, general and administrative	5,483	6,380
Total operating costs and expenses	6,404	7,214
Operating loss	(322)	(723)

Interest income	53	77
Interest expense	(275)	(435)
Other income (expense)	(80)	473
Net loss	(624)	(608)
Dividends on Series B preferred stock	(113)	(104)
Net loss applicable to common shareholders	(737)	(712)

Basic and diluted net loss per share	(0.03)	(0.04)

Shares used in computing basic and diluted net loss per share	21,199	19,320

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 31, 2003

QUESTIONS AND ANSWERS

1)                What are the primary areas of operational focus for the Company during the remainder of fiscal year 2004?

During the last three quarters of fiscal year 2004, the Company will be focusing on the following areas of operation:

a.              With our proprietary packaging technology for bananas we need to accomplish the following:

1.              Work on our own and with multinational banana shippers to qualify bananas utilizing our technology in retail grocery store trials.

2.              Continue to sell bananas using our technology to the food service industry.

3.              Develop and test alternative packaging formats for the retail and food service customers using our technology.

b.              Grow Apio’s Eat Smart® value-added technology-based vegetable business by 20% or more.

c.               Expand Apio’s value-added business through use of its exclusive domestic packaging and marketing agreement with Dole Fresh Vegetables, Inc.

d.              Increase gross margins in Apio’s value added business by reducing production costs and focusing on higher margin products.

e.               Grow Landec Ag’s uncoated seed revenues by 10% to 20% and its Intellicoat coated seed revenues by 50% or more.

f.                 Generate positive cash flow from operations.

2)                What are some of the key milestones Landec achieved during the first quarter?

The following key milestones were completed during the first quarter:

a.              Exited the business of selling domestic commodity vegetable products in June.

b.              Entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh cut produce under the Dole® brand in the United States.

c.               Increased value-added specialty packaging vegetable revenues by 18% compared to the same period in the prior year.

d.              Increased Apio’s revenues from value-added products to 55% of Apio’s total revenues from 48% during the same period last year.

e.               Reduced outstanding debt by $600,000 to $12.9 million from $13.5 million at May 25, 2003.

f.                 Increased Landec Ag’s working capital line of credit by $4.5 million to $7.5 million.

g.              Established for Apio a new $12 million working capital line of credit and a $3 million equipment line of credit with better terms and more favorable financial covenants.

3)                What is the current status of the banana program?

We recently began new retail market trials.  These trials should be completed during our second fiscal quarter.  After these trials are completed, we intend to enter into another round of trials with different retailers.  The results of these trials will dictate when and how we will commercially launch our banana technology to retail grocery chains.

4)   The Company’s cash position is $4.4 million at August 31, 2003.  Does the Company have enough cash resources to continue to effectively operate?

In addition to the $4.4 million, the Company has $1.7 million of restricted cash which should become available for use within the next seven months as we pay off a capital lease, and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.

Also, during the last two years, the Company has paid down debt by nearly $21 million.  This will reduce our annual principal and interest payments by approximately $3.7 million and interest expense by $1.0 million.  At August 31, 2003, the Company had $5.9 million available under its lines of credit.

With our plan to be profitable in fiscal year 2004, the Company expects that cash from operations coupled with lower debt payments and reduced liabilities and inventory needs, should provide sufficient cash resources to effectively operate the business for the foreseeable future.

5)  What are the recasted quarterly financial results from continuing operations for the new fiscal year ended May 25, 2003?

The results for the twelve months ended May 25, 2003 by quarter are as follows (unaudited):

	First quarter ended 9/1/02	Second quarter ended 12/1/02	Third quarter ended 3/2/03	Fourth quarter ended 5/25/03	Fiscal year ended 5/25/03
Revenues:
Apio non-service	$37,755	$32,676	$32,040	$32,505	$134,976
Apio-service	6,147	6,386	6,136	4,453	23,122
Total Apio	43,902	39,062	38,176	36,958	158,098
Landec Ag	44	(72)	7,507	13,535	21,014
Corporate	881	837	285	228	2,231
Total Revenues	44,827	39,827	45,968	50,721	181,343

Gross Profit:
Apio non-service	4,259	3,543	2,690	4,109	14,601
Apio service	1,319	2,092	1,394	828	5,633
Total Apio	5,578	5,635	4,084	4,937	20,234
Landec Ag	32	79	3,077	5,506	8,694
Corporate	881	836	285	228	2,230
Total Gross Profit	6,491	6,550	7,446	10,671	31,158

R&D:
Apio	372	508	365	307	1,552
Landec Ag	236	318	283	299	1,136
Corporate	226	314	392	332	1,264
Total R&D	834	1,140	1,040	938	3,952

S,G&A:
Apio (a)	3,965	3,995	4,181	4,495	16,636
Landec Ag	1,790	1,645	1,725	1,688	6,848
Corporate	625	625	715	770	2,735
Total S,G&A	6,380	6,265	6,621	6,953	26,219

Other (b):
Apio	(469)	(753)	(801)	(816)	(2,839)
Landec Ag	(242)	(258)	(314)	(275)	(1,089)
Corporate	722	711	786	782	3,001
Total Other	11	(300)	(329)	(309)	(927)

Net Income (Loss):
Apio	772	379	(1,263)	(681)	(793)
Landec Ag	(2,236)	(2,142)	755	3,244	(379)
Corporate	752	608	(36)	(92)	1,232
Net Income (Loss) from continuing operations	$(712)	$(1,155)	$(544)	$2,471	$60
Basic Net Income (Loss) Per Share	$(0.04)	$(0.06)	$(0.03)	$0.12	$0.00
Diluted Net Income (Loss) Per Share	$(0.04)	$(0.06)	$(0.03)	$0.10	$0.02
Basic Shares	19,320	19,421	21,085	21,108	20,233
Diluted Shares	19,320	19,421	21,085	22,900	21,897

a)             Included in S,G&A for Apio is approximately $4.0 million of annual expenses associated with selling domestic commodity vegetable products.

b)             Included in Other are preferred dividends, net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.

6)              How do the results for the first quarter ended August 31, 2003 by line of business compare with the same period last year?

The results for the first quarter ended August 31, 2003 compared to the three months ended September 1, 2002 are as follows (unaudited):

	First quarter ended 8/31/03	First quarter ended 9/1/02
Revenues:
Apio non-service	$38,689	$37,755
Apio-service	2,837	6,147
Total Apio	41,526	43,902
Landec Ag	127	44
Corporate	150	881
Total Revenues	41,803	44,827

Gross Profit:
Apio non-service	4,886	4,259
Apio service	1,007	1,319
Total Apio	5,893	5,578
Landec Ag	42	32
Corporate	147	881
Total Gross Profit	6,082	6,491

R&D:
Apio	335	372
Landec Ag	262	236
Corporate	324	226
Total R&D	921	834

S,G&A:
Apio	3,476	3,965
Landec Ag	1,407	1,790
Corporate	600	625
Total S,G&A	5,483	6,380

Other (a):
Apio	(955)	(469)
Landec Ag	(354)	(242)
Corporate	894	722
Total Other	(415)	11

Net Income (Loss):
Apio	1,127	772
Landec Ag	(1,981)	(2,236)
Corporate	117	752
Net Loss from continuing operations	$(737)	$(712)
Basic Net Loss Per Share	$(0.03)	$(0.04)
Basic and Diluted Shares	21,199	19,320

a)             Included in Other are preferred dividends, net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.

7)              With the change to the new fiscal year ending May, what guidance can the Company give concerning quarterly results for fiscal year 2004?

The results will continue to be seasonal with Landec Ag recognizing all of its revenues and profits during our third and fourth fiscal quarters while realizing no revenues during our first and second fiscal quarters.  For fiscal year 2004, we expect that the first half of the year should show losses whereas the second half and the full year is expected to be profitable.